Clorox Reports Q4 and FY26 Results, Provides FY27 Outlook
Delivers Q4 results in line with expectations while advancing strategic investments
OAKLAND, California, Aug. 3, 2026 — The Clorox Company (NYSE: CLX) today reported results for the fourth quarter and fiscal year 2026, which ended June 30, 2026.
Fourth-Quarter Fiscal Year 2026 Summary
In April 2026, the company completed the acquisition of GOJO Industries, Inc. (GOJO), which now operates as Clorox Purell and includes the Purell® brand and a portfolio of health and hygiene solutions.
The following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2025 unless otherwise stated.
•Net sales decreased 2% to $1.95 billion. The GOJO acquisition added about 10 points. Organic sales1 decreased 13%, primarily due to lapping the incremental shipments related to the ERP transition, which is about 13.5 points.
•Gross margin decreased 520 basis points to 41.3% from 46.5%, primarily driven by lower volume, impact from the inventory step-up of the GOJO acquisition, higher commodity costs and higher manufacturing and logistics costs, partially offset by cost savings. The ERP-related shipment comparison and GOJO inventory step-up each reduced gross margin by about 150 basis points.
•Diluted net earnings per share (diluted EPS) decreased 50% to $1.34 from $2.68 in the year-ago quarter. The decrease includes GOJO transaction-related costs primarily related to inventory step-up and integration costs, partially offset by the impact of lapping of the company's investment in its digital capabilities and productivity enhancements compared to the prior period.
•Adjusted EPS1 decreased 42% to $1.66 from $2.87 in the year-ago quarter, primarily due to lower net sales and lower gross margin. The impact of ERP-related shipment comparison was about 90 cents.
"Our fourth-quarter results were in line with our expectations and reflect disciplined execution in a dynamic environment," said Chair and CEO Linda Rendle. "Throughout fiscal year 2026, we strengthened our business despite continued consumer and macroeconomic pressures. We expanded our portfolio through the acquisition of GOJO Industries, completed our U.S. ERP implementation, a foundational modernization of the systems and processes that underpin every aspect of our operations, while advancing our digital capabilities. Together, these actions have strengthened our foundation and position us well to navigate a challenging operating environment as we work to return to organic sales growth. We exited the year with improved execution, a stronger innovation pipeline and a clear plan to deliver superior value across our portfolio, better meeting evolving consumer needs and driving long-term growth.

As we begin fiscal year 2027, we expect the operating environment to remain challenging, with continued cost volatility and a value-seeking consumer. Even so, we are starting the year from a stronger position to execute our strategy with discipline, build on the momentum we've created and deliver greater superiority across our portfolio. We are confident that the investments we've made in our brands, capabilities and products position us to deliver long-term value for shareholders."
This press release includes certain Non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.
1 Organic sales growth/(decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are highlights of business achievements for fiscal year 2026:
•Completed the acquisition of GOJO, unlocking new growth synergies across the combined portfolio of Clorox Purell and Clorox Professional by bringing together complementary brands and capabilities to strengthen the company's health and hygiene platform. Clorox’s global health and hygiene portfolio now represents more than half of net sales.
•Continued to invest behind value superiority and consumer-centered experiences by nearly doubling innovation across its expanded portfolio in fiscal year 2026, including the launch of Clorox PURE and Clorox Screen+ Sanitizing Wipes, expanded professional hygiene solutions from Clorox Healthcare and Purell, Fresh Step Lightweight Litter, Glad ForceFlex MaxStrength LeakGuard Trash Bags, new lip and body care offerings from Burt’s Bees, as well as new flavors and scents across Clorox, Glad, Hidden Valley Ranch and Pine-Sol.
•Completed its U.S. ERP implementation, marking the conclusion of the company's five-year digital transformation investment, modernizing the business to optimize operations and reduce costs by leveraging end-to-end data and insights to support decision-making.
•Implemented a simplified operating structure to streamline leadership oversight, align resources to drive the company's strongest growth opportunities, advance portfolio optimization efforts and support faster execution across the enterprise.
•The company was recognized among America's Best Companies by Time Magazine, as well as America’s Best Employers for Company Culture and 2026 Net Zero Leaders by Forbes.
Key Segment Results
The following is a summary of key fourth-quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal year 2025, unless otherwise stated.
Health and Wellness (Cleaning; Professional Products, now including Clorox Purell)
•Net sales increased 16%, driven by 10 points of higher volume and 6 points of favorable price mix. The GOJO acquisition contributed approximately 28 points to net sales growth. Organic sales declined 12%, primarily driven by the impact of lapping the incremental shipments related to the ERP transition in the year-ago quarter. Excluding the impact of these incremental shipments, organic sales would have increased in the quarter.
•Segment adjusted EBIT2 decreased 15%, primarily due to the impact of lapping the incremental shipments related to the ERP transition in the year-ago quarter, higher advertising investments and manufacturing and logistics costs, partially offset by the benefit of the GOJO acquisition.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales decreased 18%, driven by 16 points of lower volume and 2 points of unfavorable price mix. The volume decrease is primarily due to the impact of lapping the incremental shipments related to the ERP transition in the year-ago quarter and shipment ahead of consumption in the third quarter.
•Segment adjusted EBIT decreased 56%, primarily due to lower net sales and higher commodity costs, partially offset by cost savings.
Lifestyle (Food; Water Filtration; Natural Personal Care)
2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

•Net sales decreased 17%, driven by 14 points of lower volume and 3 points of unfavorable price mix. The volume decrease is primarily due to the impact of lapping the incremental shipments related to the ERP transition in the year-ago quarter.
•Segment adjusted EBIT decreased 60%, primarily due to lower net sales.
International (Sales Outside the U.S.)
•Net sales increased 4%, primarily driven by favorable foreign exchange rates. Organic sales grew 1%.
•Segment adjusted EBIT increased 17%, primarily due to higher net sales and cost savings.
Fiscal Year 2026 Summary
The following is a summary of key fiscal year 2026 results. All comparisons are to fiscal year 2025.
•Net sales decreased 5% to $6.72 billion. The GOJO acquisition added about 3 points. Organic sales decreased 8%, mainly due to lapping incremental shipments related to the ERP transition in the fourth quarter, which is about 7.5 points.
•Gross margin decreased 290 basis points to 42.3% from 45.2% in the year-ago period, primarily driven by lower net sales and higher manufacturing and logistics costs, partially offset by cost savings. The ERP-related shipment comparison reduced gross margin by about 100 basis points. The negative impact from GOJO transaction-related costs was about 50 basis points, primarily behind inventory step-up.
•Diluted EPS decreased 26% to $4.81 from $6.52 in the year-ago period, which includes lapping the cyberattack insurance recovery benefit from the prior period, GOJO transaction-related costs primarily related to inventory step-up and integration costs, partially offset by lower costs related to the company's investment in its digital capabilities and productivity enhancements in the current period and the loss on sale of the VMS business in the prior period.
•Adjusted EPS decreased 28% to $5.53 from $7.72, primarily due to lower net sales and higher manufacturing and logistics costs, partially offset by cost savings. The ERP-related shipment comparison reduced adjusted EPS by about 90 cents.
•Net cash provided by operations was $612 million compared to $981 million in fiscal year 2025, representing a 38% decrease. The decrease was primarily driven by the Glad Venture Agreement termination payment.

ERP Transition Impact
During the fourth quarter of fiscal year 2025, retailers placed orders in advance of the company's ERP system transition in the U.S. to minimize any potential inventory impacts during the implementation phase. The shipments of incremental inventory provided a benefit to fourth quarter 2025 net sales. These shipments added about 3.5 points of sales and about 90 cents earnings per share to fiscal year 2025.
In fiscal year 2026, retailers drew down on this inventory during the company's ERP transition period, resulting in lower shipments. From a year-over-year sales growth perspective, the reduction in sales from this inventory drawdown translates to about 7.5 points of decline as compared to the higher base in fiscal year 2025. Similarly, this inventory drawdown reduced fiscal year 2026 earnings per share by about 90 cents. In comparison to the higher base in fiscal year 2025, this results in a year-over-year reduction of about 28% to fiscal year 2026 diluted earnings per share and about 23% to fiscal year 2026 adjusted earnings per share.
In fiscal year 2027, the company will lap the above-described inventory drawdown, which is expected to result in more than 3.5 points of benefit to net sales growth. This lap is also expected to benefit the company’s adjusted EPS growth.
Fiscal Year 2027 Outlook
The following are the key drivers of the company’s fiscal year 2027 outlook:
•Net sales are expected to be up 13% to 14% compared to the prior year, including about 9.5 points of benefit from the GOJO acquisition. Organic sales are expected to increase about 3.5% to 4.5%, including more than 3.5 points of benefit from lapping the ERP-related drawdown in the prior fiscal year.
•Gross margin is expected to be about 42%, reflecting higher-than-normal inflationary headwinds and negative mix more than offsetting the benefits from cost savings. This includes about 20 basis points of negative impact primarily related to the GOJO inventory step-up.
•Selling and administrative expenses are expected to be about 16% of net sales. This includes about 40 basis points of negative impact from GOJO transaction-related costs.
•Advertising and sales promotion spending is expected to be about 10% of net sales. This assumes over 11% of net sales for its retail businesses.
•The company's effective tax rate is expected to be about 23%.
•Diluted EPS is expected to be between $5.41 and $5.71, a year-over-year increase of 12% to 19%, respectively. This includes about 29 cents of impact from transaction-related costs associated with the GOJO acquisition, which are expected to flow through cost of goods sold as well as selling and administrative expenses.
•Adjusted EPS is expected to be between $5.70 and $6.00, or an increase between 3% and 8%, respectively. These growth rates include the benefit of lapping the inventory drawdown related to the ERP transition in the prior year.

Net sales (percentage change versus the year-ago period)
	Fiscal year 2025 full year	Fiscal year 2026 full year	Fiscal year 2027 full year outlook
	Impact	Impact	Low	High
Net sales growth / (decrease) (GAAP)	0%	(5)%	13%	14%
Add/(Subtract): Divestitures/acquisitions	5	(3)	(9.5)	(9.5)
Organic sales growth / (decrease) (non-GAAP)	5%	(8)%	3.5%	4.5%

Note: Approximate impact from incremental shipments related to ERP transition	3.5%	(7.5)%	>3.5%	>3.5%

Diluted earnings per share
	Fiscal year 2025 full year	Fiscal year 2026 full year	Fiscal year 2027 full year outlook
	Impact	Impact	Low	High
As estimated (GAAP)	$6.52	$4.81	$5.41	$5.71
Loss on divestiture	0.94		—	—
Acquisition and integration costs	—	0.36	0.29	0.29
Cyberattack costs, net of insurance recoveries	(0.42)		—	—
Digital capabilities and productivity enhancements investment	0.68	0.36	—	—
As adjusted (non-GAAP)	$7.72	$5.53	$5.70	$6.00

Note: Approximate impact from incremental shipments related to ERP transition	$0.90	$(0.90)	$—	$—
Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its fourth-quarter and fiscal year 2026 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chair and CEO Linda Rendle and Chief Financial Officer Luc Bellet to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings (losses) before income taxes to EBIT and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share (EPS) and adjusted effective tax rate (ETR)
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.
About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Headquartered in Oakland, California since 1913, Clorox integrates sustainability into how it does business. Driven by consumer-centric innovation, the company is committed to delivering clearly superior experiences through its trusted brands including Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, PineSol® and Purell® as well as international brands such as Chux®, Clorinda® and Poett®. Visit thecloroxcompany.com to learn more.

Media Relations
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Investor Relations
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Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, regarding the acquisition of GOJO, and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, including as a result of the GOJO acquisition, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management's estimates, beliefs, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "will," "predicts," and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations, are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2025, as updated from time to time in the company's Securities and Exchange Commission filings. These factors include, but are not limited to: the risks arising from the integration of the GOJO business, including the ability to successfully integrate GOJO’s operations, systems, controls, culture, customers, suppliers and personnel, and to realize the anticipated benefits and synergies of the acquisition, including cost savings and growth opportunities, when expected or at all; the risks of adapting to GOJO’s business-to-business (“B2B”) operating model, including differences in distribution channels, go-to-market strategies, margin profiles and customer requirements, increased exposure to customer concentration and consolidation among distributors, group purchasing organizations, health systems and other institutional customers in B2B channels, and potential channel conflict with the company’s consumer business; the risk of increased regulatory exposure resulting from GOJO’s portfolio of products subject to U.S. Food and Drug Administration oversight, including products regulated as cosmetics and over-the-counter drugs; the risk of unexpected costs or expenses resulting from the GOJO acquisition; the risk of litigation related to the GOJO acquisition, including resulting expense; the risk of impairment charges related to intangible assets acquired in connection with the GOJO acquisition; the risks related to disruption of the company’s ongoing business operations and diversion of management time and resources from the GOJO acquisition; the risk that the GOJO acquisition may have an adverse effect on the company’s ability to retain key personnel, customers and suppliers; unfavorable general economic and geopolitical conditions beyond the company’s control, including inflation, supply chain disruptions, labor shortages, wage pressures, fuel and energy costs, interest rate fluctuations, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, terrorism, and unstable geopolitical conditions, including active armed conflicts and military hostilities in the Middle East, such as the ongoing conflict involving Iran, and rising tensions in various parts of the world, as well as macroeconomic and geopolitical volatility and uncertainty resulting from a number of these and other factors, such as actual and potential shifts in U.S. and foreign trade policies, escalating trade tensions between the U.S. and its trading partners, especially China, the potential expansion of sanctions regimes, and disruptions to global markets or transportation routes, particularly due to the imposition of U.S. and retaliatory tariffs; the impact of market and category declines, and the company’s product and geographic mix on its ability to meet sales growth targets; the company’s ability to successfully execute or realize the anticipated benefits of its strategic or transformational initiatives, including the ERP transition and the related timing and volume of shipment movement related to the ERP transition and the shift towards a simplified operating structure; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; intense competition in the company’s markets; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; risks related to the company’s use of and reliance on information technology systems, including potential and actual security breaches, cyberattacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, business, service or operational disruptions, or that impact the company’s financial results or financial reporting, or any resulting unfavorable outcomes, increased costs or legal proceedings; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including due to regulatory uncertainty and lack of regulatory convergence among different jurisdictions; lower revenue, increased costs, other financial statement impacts or reputational harm resulting from government actions, compliance with regulations, or any material costs imposed by changes in regulation; the company’s ability to maintain its business reputation and the reputation of its brands and products; dependence on key customers and risks related to customer consolidation and ordering patterns; the company’s ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as increasing labor costs and sustained labor shortages, as well as the company’s ability to manage leadership transitions, including the previously announced CEO succession, and retain and integrate key employees of acquired businesses; changes to the company’s processes and procedures as a result of its digital capabilities and productivity enhancements that may result in changes to the company’s internal controls over financial reporting; risks related to the company’s continued operation of the Glad business; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade policy and tariffs, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; potential operational or supply chain disruptions from wars and military conflicts, including active armed conflicts and military hostilities in the Middle East, such as the ongoing conflict involving Iran, and/or Ukraine and rising tensions in various parts of the world, such as between China and Taiwan; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies; and the possibility of nationalization, expropriation of assets or other government action or inaction, including the impacts of any prolonged U.S. government shutdown; the impact of climate change and other sustainability issues on sales, operating costs, reputation or stakeholder relationships; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, and integration costs and potential contingent liabilities related to those transactions; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to the company's reliance on third-party service providers, including inability to meet cost savings or efficiencies, business or systems disruptions, and other liabilities, including legal or regulatory risk; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness and credit rating, including increased indebtedness resulting from the GOJO acquisition and Glad joint venture buyout, on its business operations and financial results and the company’s ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company’s ability to pay and declare dividends or repurchase its stock in the future; and the impacts of potential stockholder activism.

The company's forward-looking statements in this press release are based on management's current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS, and segment adjusted EBIT for the fourth quarter of fiscal year 2026 and for fiscal year 2026; as well as organic sales growth / (decrease) and adjusted EPS outlook for fiscal year 2027. The reasons management believes these measures are useful to investors are described below. Certain non-GAAP financial measures may be considered in determining incentive compensation.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.

•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Organic Sales, Adjusted Cost of Products Sold, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Selling and Administrative expenses, Adjusted Other Income (Expense), Adjusted Net Earnings Attributable to Clorox, and Adjusted Diluted Net Earnings Per Share are calculated in accordance with GAAP, that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual that are not indicative of the Company’s underlying operations. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual that are not indicative of the Company’s underlying operations. The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•The Non-GAAP measures listed above are supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as the pension settlement charge, incremental costs and insurance recoveries related to the August 2023 cyberattack, asset impairments, charges related to the digital capabilities and productivity enhancements investment, transaction and integration costs related to acquisitions, significant losses related to divestitures and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time.

•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:
Acquisition and Integration Costs
On April 1, 2026, the Company completed the previously announced acquisition of GOJO Industries. As a result of this transaction, various acquisition and integration-related costs were and will be incurred related to the acquisition and efforts to integrate the recently acquired business to the Company’s systems and processes. These costs include inventory step-up charges representing expense recognition of fair value adjustments in excess of the historical cost basis of inventory obtained through the acquisition, as well as direct acquisition transaction costs and legal-entity, operational, manufacturing, and information technology integration costs.
Due to the nature, scope and magnitude of these costs and recoveries, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company invested in transformative technologies and processes over a five-year period beginning in fiscal year 2022 and completed during the third quarter of fiscal year 2026. The investment included replacement of the company's ERP system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. The total incremental transformational investment was approximately $580 million. It is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total investment, approximately 75% represented incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS. About 70% of these operating costs were related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs were considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, ceased at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three months ended June 30, 2026
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	16%	(18)%	(17)%	4%	(2)%
Add: Foreign Exchange	—	—	—	(3)	(1)
Add/(Subtract): Divestitures/Acquisitions (2)	(28)	—	—	—	(10)
Organic sales growth / (decrease) (non-GAAP)	(12)%	(18)%	(17)%	1%	(13)%

	Twelve months ended June 30, 2026
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	—%	(11)%	(14)%	5%	(5)%
Add: Foreign Exchange	—	—	—	(3)	—
Add/(Subtract): Divestitures/Acquisitions (2)	(8)	—	—	—	(3)
Organic sales growth / (decrease) (non-GAAP)	(8)%	(11)%	(14)%	2%	(8)%

(1)Total Company includes Corporate and Other. Corporate and Other includes the results of the Better Health VMS business through the date of divestiture.
(2)The divestiture impact is calculated as net sales from the Better Health VMS business after the sale date in the twelve month year-ago period. The acquisition impact is calculated as net sales from GOJO after the acquisition date in the current three and twelve month periods.

The following tables provide reconciliations of adjusted non-GAAP line items to the most comparable GAAP measure:

Reconciliation of Non-GAAP Measures
	Three months ended June 30, 2026
	As Reported GAAP	Acquisition and integration costs	Adjusted (non-GAAP)
Cost of products sold	$1,144	$(30)	$1,114
Gross profit	804	30	834
Gross margin	41.3%		42.8%

Selling and administrative expenses	298	(21)	277
Percent of net sales	15.3%		14.2%

Other (income) expense, net	(10)	—	(10)

Net earnings attributable to Clorox	163	39	202

Diluted net earnings per share	$1.34	$0.32	$1.66

Reconciliation of Non-GAAP Measures
	Twelve months ended June 30, 2026
	As Reported GAAP	Acquisition and integration costs	Digital capabilities and productivity enhancements investment	Adjusted (non-GAAP)
Cost of products sold	$3,876	$(31)	$—	$3,845
Gross profit	2,844	31	—	2,875
Gross margin	42.3%			42.8%

Selling and administrative expenses	1,066	(27)	(59)	980
Percent of net sales	15.9%			14.6%

Other (income) expense, net	(8)	—	—	(8)

Net earnings attributable to Clorox	587	44	45	676

Diluted net earnings per share	$4.81	$0.36	$0.36	$5.53

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data)

	Diluted earnings per share
	Three months ended
	6/30/2026	6/30/2025	% Change
As reported (GAAP)	$1.34	$2.68	(50)%
Acquisition and integration costs (2)	0.32	—
Digital capabilities and productivity enhancements investment (4)	—	0.19
As adjusted (Non-GAAP)	$1.66	$2.87	(42)%

	Diluted earnings per share
	Twelve months ended
	6/30/2026	6/30/2025	% Change
As reported (GAAP)	$4.81	$6.52	(26)%
Loss on divestiture (1)	—	0.94
Acquisition and integration costs (2)	0.36	—
Cyberattack costs, net of insurance recoveries (3)	—	(0.42)
Digital capabilities and productivity enhancements investment (4)	0.36	0.68
As adjusted (Non-GAAP)	$5.53	$7.72	(28)%

(1)During the twelve months ended June 30, 2025, the company incurred an after tax charge of $118 related to the divestiture of the Better Health VMS business.
(2)During the three and twelve months ended June 30, 2026, the company incurred approximately $51 ($39 after tax) and $58 ($44 after tax), respectively of costs related to the GOJO acquisition.
(3)During the twelve months ended June 30, 2025, the company recognized approximately $70 ($53 after tax) of insurance recoveries related to the cyberattack.

(4)During the three and twelve months ended June 30, 2026, the company incurred $0 and approximately $59 ($45 after tax), respectively, and during the three and twelve months ended June 30, 2025, the company incurred approximately $30 ($23 after tax) and $111 ($85 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three months ended		Twelve months ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025
External consulting fees (a)	$—	$22	$46	$78
IT project personnel costs (b)	—	2	3	7
Other (c)	—	6	10	26
Total	$—	$30	$59	$111

(a)Comprised of third-party consulting fees incurred to assist in the project management and end-to-end systems integration of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b)Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c)Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

The following tables provide reconciliations of adjusted EBIT (non-GAAP) to earnings (losses) before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings (losses) before income taxes to adjusted EBIT
	Three months ended		Twelve months ended
	6/30/2026	6/30/2025	6/30/2026	6/30/2025
Earnings (losses) before income taxes	$213	$410	$791	$1,078
Interest income	(1)	(2)	(8)	(9)
Interest expense	55	22	130	88
Loss on divestiture	—	—	—	118
Acquisition and integration costs	51	—	58	—
Cyberattack costs, net of insurance recoveries	—	—	—	(70)
Digital capabilities and productivity enhancements investment	—	30	59	111
Adjusted EBIT	$318	$460	$1,030	$1,316

	Full year 2027 outlook (estimated range)
	Diluted earnings per share
	Low	High
As estimated (GAAP)	$5.41	$5.71
Acquisition and integration costs (1)	0.29	0.29
As adjusted (Non-GAAP)	$5.70	$6.00

(1)In fiscal year 2027, the company expects to incur approximately $46 ($35 after tax) of costs related to the GOJO acquisition.

Condensed Consolidated Statements of Earnings
Dollars in millions, except per share data
	Three months ended		Twelve months ended
	6/30/2026	6/30/2025	6/30/2026	06/30/2025
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,948	$1,988	$6,720	$7,104
Cost of products sold	1,144	1,064	3,876	3,891
Gross profit	804	924	2,844	3,213
Selling and administrative expenses	298	296	1,066	1,124
Advertising costs	216	171	749	770
Research and development costs	32	32	116	121
Loss on divestiture	—	—	—	118
Interest expense	55	22	130	88
Other (income) expense, net	(10)	(7)	(8)	(86)
Earnings before income taxes	213	410	791	1,078
Income taxes	46	74	190	254
Net earnings	167	336	601	824
Less: Net earnings attributable to noncontrolling interests	4	4	14	14
Net earnings attributable to Clorox	$163	$332	$587	$810

Net earnings per share attributable to Clorox
Basic net earnings per share	$1.34	$2.70	$4.82	$6.56
Diluted net earnings per share	$1.34	$2.68	$4.81	$6.52

Weighted average shares outstanding (in thousands)
Basic	121,504	123,173	121,775	123,525
Diluted	121,809	123,744	122,132	124,287

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Net sales
	Three months ended			Twelve months ended
	6/30/2026	6/30/2025	% Change(1)	6/30/2026	6/30/2025	% Change(1)
Health and Wellness	$860	$741	16%	$2,697	$2,697	—%
Household	524	639	(18)%	1,787	2,001	(11)%
Lifestyle	280	339	(17)%	1,123	1,303	(14)%
International	281	269	4%	1,113	1,065	5%
Reportable segment total	$1,945	$1,988		$6,720	$7,066
Corporate and Other (2)	3	—	100%	—	38	(100)%
Total	$1,948	$1,988	(2)%	$6,720	$7,104	(5)%

	Segment adjusted EBIT			Segment adjusted EBIT
	Three months ended			Twelve months ended
	6/30/2026	6/30/2025	% Change(1)	6/30/2026	6/30/2025	% Change(1)
Health and Wellness	$206	$243	(15)%	$678	$840	(19)%
Household	69	156	(56)%	192	325	(41)%
Lifestyle	38	94	(60)%	208	290	(28)%
International	27	23	17%	113	110	3%
Reportable segment total	$340	$516		$1,191	$1,565
Corporate and Other (2)	(22)	(56)		(161)	(249)
Interest income	1	2		8	9
Interest expense	(55)	(22)		(130)	(88)
Loss on divestiture (3)	—	—		—	(118)
Acquisition and integration costs (4)	(51)	—		(58)	—
Cyberattack costs, net of insurance recoveries (5)	—	—		—	70
Digital capabilities and productivity enhancements investment (6)	—	(30)		(59)	(111)
Earnings (losses) before income taxes	$213	$410	(48)%	$791	$1,078	(27)%
(1)Percentages based on rounded numbers.
(2)Corporate and Other includes the Better Health VMS business.
(3)Represents the loss on divestiture of the Better Health VMS business of $118 after tax for the twelve months ended June 30, 2025.
(4)Represents expenses related to the company's acquisition and integration of GOJO of $51 ($39 after tax) and $58 ($44 after tax) for the three and twelve months ended June 30, 2026, respectively.
(5)Represents insurance recoveries related to the cyberattack of approximately $70 ($53 after tax) for the twelve months ended June 30, 2025.
(6)Represents expenses related to the company's digital capabilities and productivity enhancements investment of $0 and $59 ($45 after tax) for the three and twelve months ended June 30, 2026, respectively, and $30 ($23 after tax) and $111 ($85 after tax) for the three and twelve months ended June 30, 2025, respectively.

Condensed Consolidated Balance Sheets
Dollars in millions
	6/30/2026	6/30/2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$143	$167
Receivables, net	791	821
Inventories, net	777	523
Prepaid expenses and other current assets	113	97
Total current assets	1,824	1,608
Property, plant and equipment, net	1,512	1,267
Operating lease right-of-use assets	401	333
Goodwill	1,945	1,229
Trademarks, net	989	502
Other intangible assets, net	606	64
Other assets	517	558
Total assets	$7,794	$5,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$1,086	$4
Current maturities of long-term debt	1	—
Current operating lease liabilities	86	87
Accounts payable and accrued liabilities	1,600	1,828
Total current liabilities	2,773	1,919
Long-term debt	3,981	2,484
Long-term operating lease liabilities	366	305
Other liabilities	405	351
Deferred income taxes	17	20
Total liabilities	7,542	5,079
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	131	131
Additional paid-in capital	1,312	1,319
Retained earnings	386	432
Treasury stock	(1,582)	(1,404)
Accumulated other comprehensive net (loss) income	(157)	(157)
Total Clorox stockholders’ equity	90	321
Noncontrolling interests	162	161
Total stockholders’ equity	252	482
Total liabilities and stockholders’ equity	$7,794	$5,561